Exhibit 99.1

                                                                                                                                                                            IMC Global Inc.
                                                                                                                                                                                                                                     100 South Saunders Road
                                                                                                                                                                                                                                     Lake Forest, Illinois 60045-2561
                                                                                                                                                                            847.739.1200

FOR IMMEDIATE RELEASE                                                                                                                           News
                                                                                      Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

IMC GLOBAL REPORTS 2003 FIRST QUARTER LOSS OF
  28 CENTS PER DILUTED SHARE;
15 CENTS PER DILUTED SHARE EXCLUDING THE NON-CASH IMPACT
  OF THE STRONGER CANADIAN DOLLAR

FIRST QUARTER HIGHLIGHTS

  Net sales increased 11 percent; phosphate and potash sales volumes rose 9 and 7 percent, respectively.

  Published Tampa and Central Florida DAP spot prices increased about $40 per ton in the quarter; however, average diammonium phosphate (DAP) price realization of $143 per short ton only improved $10 versus the fourth quarter of 2002 as most of the market price improvement will not be realized until the second quarter.

  Gross margins and operating earnings decreased 47 and 71 percent, respectively, primarily from significantly higher ammonia and sulphur raw material costs.

  Unfavorable, non-cash impact of the strengthening Canadian dollar was 13 cents per diluted share.

  Organizational restructuring resulted in annualized savings of approximately $10 million and charge of $3.4 million, or 2 cents per diluted share, for severance costs in the quarter.

  Canpotex annual potash sales volume allocation increased 1.7 percent to 36.67 percent, retroactive to July 1, 2002.

  Bank credit facility amended to provide financial covenant easement through late 2004.

  Election of federal tax NOL carryback resulted in $30 million cash refund in April.

  Company maintained cash generation focus with sale of IMC Chemicals sodium bicarbonate assets for $20.6 million and signing of term sheet to divest Port Sutton marine terminal for $23.5 million.

      LAKE FOREST, IL, April 24, 2003 – IMC Global Inc. (NYSE: IGL) today reported a loss before the cumulative effect of a change in accounting principle of $31.7 million, or 28 cents per diluted share, for the first quarter ended March 31, 2003, which included a non-cash loss from the unfavorable impact of the strengthening Canadian dollar on IMC Potash's U.S. dollar denominated receivables of $21.9 million ($14.9 million after tax), or 13 cents per diluted share. Excluding this foreign currency impact, the Company reported a loss before the cumulative effect of a change in accounting principle of $16.8 million, or 15 cents per diluted share.

      In the first quarter of 2002, the Company recorded net earnings of $4.8 million, or 4 cents per diluted share.

      This year's first quarter results also included a restructuring charge of $3.4 million, $2.0 million after minority interest and taxes, or 2 cents per diluted share, for severance costs associated with the Company's previously announced organizational restructuring program implemented in March, and an unfavorable impact of $5.3 million, $2.8 million after tax and minority interest, or 3 cents per diluted share, for the shutdown of the Fort Green rock mine in February and March to reduce inventory levels and generate cash, partially offset by a net curtailment gain of $2.6 million, $1.8 million after tax and minority interest, or 2 cents per diluted share, recorded as a result of pension and retiree medical plan design changes.

      Including a non-cash charge of $4.9 million, or 4 cents per diluted share, for the cumulative effect of a change in accounting principle from the adoption of SFAS No. 143 on January 1, 2003, the Company recorded a net loss of $36.6 million, or 32 cents per diluted share.  SFAS No. 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred.

      2003 first quarter results were impacted by greatly increased ammonia, natural gas and sulphur raw material costs, higher concentrate plant operating costs primarily due to turnarounds, and the aforementioned rock mine shutdown, partially offset by higher phosphate prices.  Ammonia and sulphur costs increased 82 percent and 64 percent, respectively, versus the prior year, while average diammonium phosphate (DAP) realizations increased $9 per short ton, or 7 percent. Phosphate market pricing began to significantly strengthen in the latter part of the first quarter, but the impact will not be more fully realized until the second quarter.

      Net sales in the first quarter of 2003 increased 11 percent to $552.1 million due to higher phosphate and potash shipments, and increased phosphate prices.

      EBITDA1 for the first quarter of $55.5 million compared with $90.4 million a year ago.  First quarter capital expenditures declined 25 percent to $23.7 million (or $19.9 million after minority interest) and selling, general and administrative expenses decreased 6 percent to $18.3 million, reflecting a portion of the benefit plan changes.  Depreciation, depletion and amortization expenses were $41.1 million, unchanged from the prior year.

IMC PhosFeed

      IMC PhosFeed's first quarter net sales of $359.0 million increased 15 percent compared with $312.7 million last year as a result of higher phosphate prices and shipments.  The average price realization for DAP of $143 per short ton in the first quarter of 2003 increased $9 versus the prior year and $10 compared to the fourth quarter of 2002.  Domestic and export DAP realizations rose 6 and 8 percent, respectively.  Total concentrated phosphate shipments of 1.6 million short tons were 9 percent higher than the prior-year level of 1.5 million short tons due to a 16 percent improvement in export shipments, primarily to Asia and Australia.

      First quarter gross margin losses of $14.8 million declined from gross margins of $18.0 million a year ago due to greatly increased ammonia and sulphur raw material costs, higher concentrate plant operating costs primarily due to turnarounds, and the planned idling of a Florida rock mine in February and March to reduce inventory levels and improve cash flow, partially offset by the higher phosphate pricing.

      Approximately 30 percent of IMC's Louisiana concentrated phosphate output continued to be idled to balance supply and current market demand, an operating rate projected to be maintained throughout 2003.

IMC Potash

      IMC Potash's first quarter net sales improved 4 percent to $214.2 million versus last year's $205.2 million as higher export shipments more than offset slightly reduced selling prices.  Total shipments of nearly 2.2 million short tons increased 7 percent versus 2.0 million a year ago.  Export volumes improved 23 percent due primarily to the timing of Chinese shipments; the Company's increased Canpotex sales allocation of 1.7 percent to 36.67 percent, retroactive to July 1, 2002; and strong Brazilian demand.  Domestic shipments were essentially unchanged as the Company attempted to achieve a first quarter price increase.  The average selling price, including all potash products, was $74 per short ton compared to last year's $75 per short ton.  Approximately $4 per short ton of the February and March domestic muriate of potash (MOP) price increases is expected to be achieved in the second quarter based upon a trend of improving realizations as the first quarter ended.

      First quarter gross margins of $55.4 million were slightly improved versus $54.6 million in the prior year.  Improved sales volumes were offset by slightly lower prices and higher production costs, the largest factor of which was natural gas costs.

Observations and Outlook

      "Our first quarter results, while disappointing, were consistent with our mid-March guidance as well as earlier comments that we would have a challenging start to 2003 after a tough fourth quarter in 2002," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "While DAP market pricing recovered dramatically in the latter part of the first quarter, our realized pricing was not sufficient to offset much higher costs for ammonia and natural gas, as well as increased sulphur costs, which negatively impacted phosphate margins.  Our results also were negatively impacted by about 5 cents per share from the combination of the planned idling of a Florida rock mine and a one-time charge for severance costs for our March organizational restructuring that eliminated approximately 100 positions but will result in annualized savings of about $10 million, partially offset by gain of 2 cents per share from changes to our pension and retiree medical plans.  However, savings after minority interest and taxes from the organizational restructuring program, net of the charge, should be $4.1 million, or 4 cents per share this year and 5 cents in 2004 and beyond.

      "The raw material cost spike should not mask the encouraging and rapid gains in DAP pricing in the first quarter, which are holding to date in the second quarter, in large part due to a very tight supply-and-demand situation and low producer inventories," Pertz emphasized.  Now at its highest level since May 1999, or just at the start of the global industry downturn, the current Tampa DAP export spot price of nearly $190 per metric ton compares to a 2002 year-end low of $149, confirming that the sudden and sharp 2002 fourth quarter price drop was an overreaction and due to several unusual events.  In addition, the current comparable Central Florida domestic DAP spot price of $175 per short ton is at its highest level since late 1998.

      "Since early March, and as we indicated at that time, we have started to see higher DAP pricing outstrip increased raw material costs, which is continuing so far in the second quarter," Pertz said.  "Ammonia and natural gas raw material costs appeared to peak in early March and began a downward trend.  For example, our second half April ammonia contract cost of $235 per metric ton is about $35 per ton below early March levels.  Also, most of the $8 per long ton increase we will incur in second quarter sulphur raw material costs was anticipated in our prior outlook.

      "Given the continued tightness in DAP supply-and-demand and a good start to the U.S. spring planting season, we believe a significant portion of the large gains in DAP pricing can be   maintained even as we expect further abatement of ammonia and natural gas costs," Pertz said.  Historical patterns suggest that improving phosphate fundamentals, such as those now under way, are tied much more closely to firming supply-and-demand rather than the relative level of raw material input costs.

      Pertz added that IMC Potash is poised for another solid performance in 2003 with higher sales volumes, as evidenced by the first quarter increase of 7 percent, and prospects for improved domestic realizations stemming from price increases announced in February and March.

      "The pace of the U.S. spring planting season is accelerating, spurred by favorable weather conditions and overall positive grain fundamentals, including higher crop prices," Pertz noted.  "Good phosphate and potash movement should develop well into May, and we continue to believe that domestic fertilizer demand should improve as much as 2 to 3 percent over last year.  "All in all, we remain encouraged by these positive market developments," Pertz said.  "However, we're disappointed by the level of current raw material costs, specifically ammonia and natural gas, which have not eased as much as previously anticipated.  As a result, we now believe that our second quarter earnings per share from continuing operations could be in the range of 10 to 15 cents, which includes an after-tax gain of 6 cents per share from the pending sale of our Port Sutton marine terminal, slightly offset by the final month of shutdown in April of our Fort Green rock mine for inventory reduction.  This outlook is subject to a number of factors, including the strength of the spring planting season, phosphate pricing trends and moderating raw material costs."

      Pointing to a multi-year recovery in progress, Pertz reiterated fertilizer industry consultants' forecasts that global phosphate fundamentals should improve further in 2003 versus 2002 from a continued tightening of supply and demand, low industry inventory levels, increased operating rates, and the absence of any significant new capacity.  Trends to date suggest that the full-year average Tampa DAP export spot price could be markedly better than consultants' earlier projections of about $168 per metric ton, up from $158 in 2002.

      The Company is maintaining a relentless focus on its number-one priority to be the industry's low-cost producer through two major cost-savings programs in 2003.  An organizational restructuring program implemented in March eliminated approximately 100 positions Company-wide and will generate pre-minority interest, pre-tax savings of approximately $10 million annually, or 5 cents per share.  A second initiative, Operational Excellence, remains on track to meet a targeted pre-minority interest, pre-tax savings rate of at least $70 million annually by mid-2005, including as much as $15 million by the end of 2003.  Operational Excellence is a broad-based, re-engineering effort that should result in increased efficiency, reduced costs and revenue enhancements through core business process redesign and maximization.  The Company's expanding continuous improvement system, anchored by growing Six Sigma activities, should deliver in excess of $8 million of savings in 2003 through more than 60 projects.

      With 2002 revenues of $2.1 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global's Web site at imcglobal.com.

1EBITDA is defined as operating earnings (loss) plus depreciation, depletion and amortization.

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  Such forward-looking statements include statements regarding quarterly and annual results for 2003 and expectations regarding the phosphate market recovery.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

IMC Global will conduct its 2003 1st Quarter earnings and cash flow conference call on Thursday, April 24 at 10 a.m. Central Time (11 a.m. Eastern Time).  The telephone number is 630.395.0052.  A replay of the conference call will be available through 6 p.m. Eastern Time on Friday, May 2 by calling 402.998.0477.  In addition, a Webcast of the conference call, both live and in replay format, can be accessed by visiting IMC Global's Web site at imcglobal.com.

Condensed Consolidated Statement of Operations
(in millions, except per share amounts)
IMC Global Inc.                                                                                                                                                                              (unaudited)

	Three months ended March 31,
	2003	2002
Net sales	$ 552.1	$ 497.9
Cost of goods sold	516.0	429.2
Gross margins	36.1	68.7
Selling, general and administrative expenses	18.3	19.4
Restructuring charges	3.4	-
Operating earnings	14.4	49.3
Interest expense	45.9	44.3
Foreign currency transaction (gain) loss	21.9	(1.0)
Other expense, net	4.8	3.1
Earnings (loss) before minority interest	(58.2)	2.9
Minority interest	(11.6)	(4.2)
Earnings (loss) before taxes	(46.6)	7.1
Provision (benefit) for income taxes	(14.9)	2.3
Earnings (loss) before cumulative effect of a change in accounting principle	(31.7)	4.8
Cumulative effect of a change in accounting principle	(4.9)	-
Net earnings (loss)	$ (36.6)	$ 4.8
Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$ (0.28)	$ 0.04
Cumulative effect of a change in accounting principle	(0.04)	-
Diluted earnings (loss) per share	$ (0.32)	$ 0.04
Weighted average number of shares outstanding	114.7	115.9

Consolidated Financial Highlights
(dollars in millions)
IMC Global Inc.                                                                                                                                                                               (unaudited)

	Three months ended March 31,		Favorable/(Unfavorable)
	2003	2002	Amount	%
Net sales:
IMC PhosFeed	$ 359.0	$ 312.7	$ 46.3	15%
IMC Potash	214.2	205.2	9.0	4%
Corporate (a)	(21.1)	(20.0)	(1.1)	(6%)
	$ 552.1	$ 497.9	$ 54.2	11%
Gross margins:
IMC PhosFeed	$ (14.8)	$ 18.0	$ (32.8)	n/m
IMC Potash	55.4	54.6	0.8	1%
Corporate (a)	(4.5)	(3.9)	(0.6)	(15%)
	$ 36.1	$ 68.7	$ (32.6)	(47%)
IMC Potash - Adjusted (b)	$ 70.2	$ 66.7	$ 3.5	5%
Operating earnings (loss):
IMC PhosFeed	$ (28.3)	$ 7.1	$ (35.4)	n/m
IMC Potash	48.3	48.2	0.1	1%
Corporate (a)	(5.6)	(6.0)	0.4	7%
	$ 14.4	$ 49.3	$ (34.9)	(71%)
Depreciation, depletion and amortization:
IMC PhosFeed	$ 23.0	$ 22.6	$ 0.4	2%
IMC Potash	13.7	14.3	(0.6)	(4%)
Corporate	4.4	4.2	0.2	5%
	$ 41.1	$ 41.1	$ -	-
EBITDA (c):
IMC PhosFeed	$ (5.3)	$ 29.7	$ (35.0)	n/m
IMC Potash	62.0	62.5	(0.5)	(1%)
Corporate	(1.2)	(1.8)	0.6	33%
	$ 55.5	$ 90.4	$ (34.9)	(39%)

(a) Includes elimination of intercompany sales.
(b) Excludes provincial levies.
(c) Operating earnings (loss) plus depreciation, depletion and amortization.
n/m - Not meaningful.

Key Statistics
IMC Global Inc.                                                                                                                                                                            (unaudited)

	Three months ended March 31,		Favorable/(Unfavorable)
	2003	2002	Amount	%
Sales volumes (000 short tons) (a):
IMC Phosphates	1,636	1,498	138	9%
IMC Potash	2,153	2,006	147	7%
Average price per short ton (b):
DAP	$ 143	$ 134	$ 9	7%
Potash	$ 74	$ 75	$ (1)	(1%)

(a)  Sales volumes include tons sold captively.  IMC Phosphates volumes represent dry product tons, primarily DAP.
(b) FOB plant/mine.

Condensed Consolidated Balance Sheet
IMC Global Inc.                                                                                                                                                                             (in millions)

	(unaudited) March 31, 2003	(unaudited) March 31, 2002
Assets
Current assets:
Cash and cash equivalents	$ 11.1	$ 200.0
Receivables, net	201.1	208.9
Inventories, net	311.8	314.2
Other current assets	35.7	26.1
Total current assets	559.7	749.2
Property, plant and equipment, net	2,342.6	2,299.4
Other assets	661.6	797.9
Total assets	$ 3,563.9	$ 3,846.5
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 177.3	$ 149.4
Accrued liabilities	181.7	232.5
Short-term debt and current maturities of long-term debt	16.1	10.3
Total current liabilities	375.1	392.2
Long-term debt, less current maturities	2,162.1	2,211.7
Other noncurrent liabilities	624.0	688.9
Stockholders' equity	402.7	553.7
Total liabilities and stockholders' equity	$ 3,563.9	$ 3,846.5

Condensed Consolidated Statement of Cash Flows
(in millions)
IMC Global Inc.                                                                                                                                                                              (unaudited)

	Three months ended March 31,
	2003	2002
Cash Flows from Operating Activities
Net earnings (loss)	$ (36.6)	$ 4.8
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Adjustments from continuing operations:
Depreciation, depletion and amortization	41.1	41.1
Minority interest	(11.6)	(4.2)
Deferred income taxes	(18.6)	(26.5)
Cumulative effect of a change in accounting principle	4.9	-
Other charges and credits, net	(9.0)	3.6
Changes in:
Receivables	(22.1)	8.7
Inventories	37.3	(22.0)
Other current assets	0.2	(5.5)
Accounts payable	22.5	(0.9)
Accrued liabilities	(22.2)	(5.0)
Adjustments from discontinued operations	0.6	(7.1)
Net cash used in operating activities	(13.5)	(13.0)
Cash Flows from Investing Activities
Capital expenditures	(23.7)	(31.7)
Proceeds from sale of businesses	20.6	-
Other	-	0.1
Net cash used in investing activities	(3.1)	(31.6)
Net cash used before financing activities	(16.6)	(44.6)
Cash Flows from Financing Activities
Payments of long-term debt	(361.2)	(4.6)
Proceeds from issuance of long-term debt	366.5	-
Changes in short-term debt, net	(98.5)	(65.1)
Restricted cash	105.5	374.0
Payable to bondholders	-	(294.5)
Purchase of common shares	-	(79.5)
Issuance of common shares	-	67.9
Cash dividends paid	(2.3)	(2.3)
Net cash provided by (used in) financing activities	10.0	(4.1)
Net change in cash and cash equivalents	(6.6)	(48.7)
Cash and cash equivalents - beginning of period	17.7	248.7
Cash and cash equivalents - end of period	$ 11.1	$ 200.0

Note: Certain amounts have been reclassified to conform to the 2003 presentation.

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